Exhibit 4.1.1

FIRST SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 25, 2013, among Walter Energy Holdings, LLC (the “Guaranteeing Subsidiary”), a subsidiary of Walter Energy, Inc., a Delaware corporation (the “Issuer”), the Issuer, the other Guarantors (as defined in the Indenture referred to herein) and Union Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 21, 2012 providing for the issuance of 9.875% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                      CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

4.                                      NO RECOURSE AGAINST OTHERS. No director, manager, officer, employee, incorporator, stockholder or member of the Guaranteeing Subsidiary, as such, will have any liability for any obligations of the Issuer or any Guaranteeing Subsidiary under the Notes, the Indenture, any Note Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

5.                                      NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

6.                                      COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7.                                      EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.                                      THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WALTER ENERGY HOLDINGS, LLC

By:	/s/ Earl H. Doppelt
Name: Earl H. Doppelt
Title: Secretary

WALTER ENERGY, INC.

By:	/s/ Earl H. Doppelt
Name:
Title:

ON BEHALF OF THE GUARANTORS LISTED ON
SCHEDULE I TO THE INDENTURE

By:	/s/ Earl H. Doppelt
Name: Earl H. Doppelt
Title: Secretary

UNION BANK, N.A.,
as Trustee

By:	/s/ [ILLEGIBLE]
Authorized Signatory